Exhibit No.    Description


      99.1 Press release dated December 1, 2004 titled "John Wiley and Sons, Inc. Reports First Quarter Results" (furnished and not filed for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, and not deemed incorporated by reference in any filing under the Securities Act of 1934, as amended). ITEM 9: REGULATION FD DISCLOSURE The information in this report is being furnished
               (i) pursuant to Regulation FD, and (ii) pursuant to item 12 Results of Operation and Financial Condition (in accordance with SEC interim guidance issued March 28, 2003). In accordance with General Instructions B.2 and B.6 of Form 8-K, the information in this report shall not be deemed to be "filed" for purposes of
               Section 18 of the Securities Exchange Act of 1934, as amended, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1934, as amended. The furnishing of the information set forth in this report is not intended to, and does not, constitute a determination or admission as to the materiality or completeness of such information.

               On December 1, 2004, John Wiley & Sons Inc., a New York corporation (the "Company"), issued a press release announcing the Company's financial results for the second quarter and first six months of fiscal year 2005. A copy of the Company press release is attached hereto as Exhibit 99.1 and incorporated.

Ellis E. Cousens Executive VP, Chief Financial & Operations Officer John Wiley & Sons, Inc.
(201)748-6534


John Wiley & Sons, Inc. Reports
Revenue and Earnings Growth for its Second Quarter
--------------------------------------------------

Hoboken, NJ, December 1, 2004 - John Wiley & Sons, Inc. (NYSE:JWa) (NYSE:JWb) announced today that second quarter revenue of $247.1 million increased 8% from $228.9 million in the previous year's second quarter. Excluding the effects of foreign currency gains, revenue increased 6%. Operating income of $40.1 million increased 9% from $36.9 million in the same period of the prior year. Earnings per diluted share increased to $0.42 from $0.41 in the prior year's second quarter.

For the first half of fiscal year 2005, Wiley's revenue of $474 million advanced 6%, or 4% excluding the effect of foreign currency gains. Operating income for the six-month period of $70.9 million was up slightly from prior year. Earnings per diluted share declined slightly from $0.75 to $0.74 mainly due to a higher effective tax rate.

"Wiley's second quarter performance was driven primarily by continued strength in our global Scientific, Technical and Medical business. Improved return rates in Higher Education and Professional/Trade in the U.S. also contributed to the year-on-year growth," said William J. Pesce, President & Chief Executive Officer.

Mr. Pesce concluded, "Based on year-to-date results, leading indicators and market conditions, we continue to anticipate revenue and earnings growth in the mid-to-high single digits in fiscal year 2005."

For the first six months offiscal year 2005 the Company has acquired 959,200 Class A common shares under an authorized stock buyback program at an average price of $31.96 per share.

Segment Highlights

Professional/Trade (P/T)
------------------------
Wiley's U.S. P/T revenue for the second quarter advanced 3% from the prior year primarily due to improved sales return experience. Also contributing, were revenues from business, architecture, professional culinary, psychology and education program titles. Journals and revenue generated through brand licensing and website advertising also improved in the second quarter. Year-to-date revenue was up 1% over the prior year.

Several P/T titles received considerable attention from the media and customers, including Tisch/The Power of We: Succeeding Through Partnerships; Winget/Shut Up, Stop Whining and Get a Life; Obeidi and Pitzer/The Bomb in My Garden; and Wirthlin/The Greatest Communicator. Five Wiley titles were featured on major bestseller lists, The Power of We; Shut Up, Stop Whining, and Get a Life; Five Dysfunctions of a Team; Mentored by a Millionaire; and Investing For Dummies.

Second quarter  highlights  also included the  publication of MaGee/Ford  Tough:
Bill Ford and the Battle to Rebuild America's Automaker; Hagstrom/The Warren Buffett Way; Taguchi, Chowdhury and Wu/Taguchi's Quality Engineering; Palmer/The Hidden Wholeness; and The American Medical Association Family Medical Guide. The second editions of three bestselling Windows XP For Dummies titles were published during the quarter, tied to Microsoft's launch of the Windows XP Service Pack 2.

During the quarter, Wiley signed a licensing deal with Acadient for the creation of a CPA exam review online course that is expected to go live in January 2005. The Company also reached an agreement to be Agora Publishing's financial book publisher. Agora is a premier financial newsletter publisher, whose publications reach more than one million readers around the world.

Wiley entered into a brand licensing agreement with American Media Inc. (AMI) to publish For Dummies-branded micro magazines that will be sold at cash register display racks at key mass merchandisers, drug and grocery chain outlets in North America. The first four titles of the series, which were published during the quarter, are Organizing For Dummies, Home Decorating For Dummies, Kitchen Remodeling For Dummies and Bathroom Remodeling For Dummies.

A redesigned CliffsNotes.com launched in August, forming the cornerstone of a major brand awareness initiative and significantly increasing traffic to the website. This colorful, easy-to-navigate site offers free online literature notes, in-depth product information, including Quick Reviews, StudySolvers and test prep titles, as well as features such as "Ask Cliff" and a weekly poll on timely topics.

Scientific,  Technical,  and Medical  (STM)
-------------------------------------------
Wiley's U.S. STM business continued to exhibit strength with revenue up over prior year by 9% for the quarter and 10% for the six-month period, respectively. Journal performance was strong, with new society publications contributing significantly to the year-on-year growth. STM books also contributed to the growth with year-to-date revenue for the six-month period up 6% over the prior year period.

Globally, STM revenue increased approximately 11% for the second quarter and six-months, reflecting robust journal and book sales.

In addition to healthy renewals, new Wiley InterScience licenses were signed by the Chinese Academy of Sciences, University of Western Australia, Fraunhofer Gesellschaft, Saxony Consortium and The Scripps Research Institute. Customers continue to take advantage of Wiley InterScience's wide range of access options, as reflected in the continuing growth in usage. Full-text accesses of Wiley InterScience journal content was up 25% year-on-year for the six months, driven by our ongoing program to enhance the discoverability of our content, including our participation in CrossRef Search, in collaboration with Google.

During the quarter, STM launched in Wiley InterScience the NeuroScience Backfile Collection and SpecInfo, a spectral database previously available only on CD-ROM. Several major reference works were also made available to customers through Wiley's online service.

Wiley and the Movement Disorders Society signed a long-term contract extension for the publication of its journal, Movement Disorders. During the quarter, the Company also reached an agreement with the Society for Hospital Medicine to publish its newsletter as a controlled-circulation, advertising-supported publication and to launch its new flagship journal, which is targeted to the large and growing market of hospital-based medical practitioners.

The global STM book program benefited from a strong frontlist. During the second quarter, STM acquired Ashgate Chemical References, a list of 18 chemical and drug reference titles, from Gower. The list, which includes the long-established Gardner's Chemicals Synonyms and Trade Names, focuses on the pharmaceutical, chemicals and occupational health and safety markets.

Higher Education
----------------
Revenue of Wiley's U.S. Higher Education business increased 8% during the second quarter, bringing year-to-date revenue ahead of prior year. The revenue increase reflects the combined effect of improved sales return experience and growth in the Social Science and Science programs.

Wiley's innovative online product, eGrade Plus, was launched successfully this summer. Currently available with 32 major frontlist textbooks through several pricing options, eGrade Plus provides the student with a print and/or online textbook, as well as online study guides and self-testing products, which provide immediate feedback to help the student succeed in the course. Professors who adopt eGrade-Plus can customize the course content to fit their specific curriculum.

With 50,000 units sold and as many as 15,000 students accessing eGrade Plus at any given time, Wiley has delivered uninterrupted service this fall. In addition, more than half of the instructors using eGrade Plus attended peer-to-peer training sessions led by Wiley's Faculty Resource Network. Students and faculty have access to Wiley's extensive technical support resources for the product. Feedback has been positive in the States and abroad.

During the quarter, Higher Education pursued a number of alliances. The Company reached an agreement with GlobalSpec to provide its search functionality to engineering students through eGrade Plus. In addition, Higher Education worked with Just Ask! to create customized online solution products for 11 of Wiley's textbooks in various quantitative disciplines.

To offer students more purchasing choices, Higher Education has been working with Amazon to help the online retailer become more effective at selling to the student market. A market test of Amazon's Search Inside the Book program yielded positive results.

Europe
------
Second quarter revenue for Wiley's European operations was up 13% over prior year, or 6% excluding foreign currency effects. For the first six months of the year, Wiley Europe's revenue was up 15%, or 9% excluding foreign currency effects.

Continuing the positive trends of the first quarter, journal and book revenue was up. Online sales channels performed particularly well. Indigenous products from both the U.K. and Germany were robust, as were imported U.S. P/T titles. Sales of The Cochrane Collection, which is now available through Wiley InterScience, were strong throughout Europe.

Several agreements were created or extended during the quarter. The Cochrane Collaboration selected Wiley as the publisher of a series of books in evidence-based medicine. The Society of Chemical Industry extended its agreement with Wiley to publish its four primary journals.

Wiley-VCH formed an alliance with the Shanghai Institute of Organic Chemistry, a part of the Chinese Academy of Sciences, to publish the Chinese Journal of Chemistry, the Institute's flagship journal. The journal, which was founded in 1983, is published in English 12 times a year and covers all fields of chemistry, including physical, organic, inorganic and analytical, primarily through original research papers.

Wiley Europe's general  interest and consumer  publishing  program  continued to generate interest, publicity and sales. Five months after publication, Barrow/Starting a Business For Dummies, became the best-selling small business title in the U.K. A psychology title, Iwaniec/Failure to Thrive, was awarded a commendation at the British Medical Association book awards.

A noteworthy development during the quarter was the U.K. government's response to the House of Commons Science and Technology Committee inquiry into scientific publications, dismissing most of the Committee's recommendations and reinforcing the views of publishers that science is best served by a competitive market-driven approach.

Asia, Australia and Canada
--------------------------
Wiley's revenue in Asia, Australia and Canada was up 7% during the second quarter, or 3% excluding foreign currency effects. For the six-month period, revenue increased 4%, but was flat excluding foreign exchange effects.

In Asia, all Wiley's businesses contributed to the growth, with strong results in India, the Philippines, Thailand, Indonesia and Japan. Second quarter results were slightly lower than expected in Australia, primarily because of delayed ordering for the school market.

Wiley Canada's performance during the second quarter was mixed with Higher Education falling short of prior year, while P/T delivered solid results.

eGrade Plus was rolled out internationally, driving sales in Australia and Canada by helping to win new adoptions, as well as maintaining existing business. eGrade Plus is now being used at Tongji University in China.

The Australian Campus Booksellers Association and the Australian Publishers Association have named Wiley Australia as "Tertiary Publisher of the Year" and "Secondary Publisher of the Year," respectively. Wiley has won these awards consistently over the last five years.


Conference Call
Wiley will hold a conference call today, Wednesday, December 1, 2004, at 10:30 a.m. (EST) to discuss its financial results for the second quarter of fiscal year 2005. The call will include a brief management presentation followed by a question and answer session.

To participate in the conference call, please dial the following number approximately ten minutes prior to the scheduled starting time: (800) 474-8920

International callers may participate by dialing: (719) 457-2727

A  replay  of  the  call   will  be   available   from   1:30   p.m.   (EST)  on
Wednesday,December  1  through  midnight  (EST)  on  Tuesday,   December  7,  by
dialing:(719)457-0820 or (888) 203-1112 and entering Passcode 988587.

A      live      audio       Webcast      will      be       accessible       at
http://www.wiley.com/go/communications.   A  replay  of  the  Webcast   will  be
accessible for 14 days afterwards.


"Safe Harbor"  Statement under the Private  Securities  Litigation Reform Act of
1995
This report contains certain forward-looking statements concerning the Company's operations, performance, and financial condition. Reliance should not be placed on forward-looking statements, as actual results may differ materially from those in any forward-looking statements. Any such forward-looking statements are based upon a number of assumptions and estimates that are inherently subject to uncertainties and contingencies, many of which are beyond the control of the Company, and are subject to change based on many important factors. Such factors include, but are not limited to (i) the level of investment in new technologies and products; (ii)subscriber renewal rates for the Company's journals; (iii)the financial stability and liquidity of journal subscription agents; (iv)the consolidation of book wholesalers and retail accounts; (v)the market position and financial stability of key online retailers; (vi)the seasonal nature of the Company's educational business and the impact of the used book market;
(vii)worldwide economic and political conditions; (viii)the Company's ability to protect its copyrights and other intellectual property worldwide and (ix)other factors detailed from time to time in the Company's filings with the Securities and Exchange Commission.

The   Company   undertakes   no   obligation   to  update  or  revise  any  such
forward-looking statements to reflect subsequent events or circumstances.

Founded in 1807, John Wiley & Sons, Inc., provides must-have content and services to customers worldwide. Its core businesses include scientific, technical, and medical journals, encyclopedias, books, and online products and services; professional and consumer books and subscription services; and educational materials for undergraduate and graduate students and lifelong learners. Wiley has publishing, marketing, and distribution centers in the United States, Canada, Europe, Asia, and Australia. The Company is listed on the New York Stock Exchange under the symbols JWa and JWb. Wiley's Internet site can be accessed at http://www.wiley.com.



                            JOHN WILEY & SONS, INC.
                             SUMMARY OF OPERATIONS
                  FOR THE SECOND QUARTER AND SIX MONTHS ENDED
                           OCTOBER 31, 2004 AND 2003
                    (in thousands, except per share amounts)


                                                         Second Quarter Ended                        Six Months Ended
                                                              October 31,                               October 31,
                                                 ---------------------------------------      -----------------------------------
                                                      2004         2003        % Change           2004        2003       % Change
                                                 -----------    ---------     ----------      ----------    ---------    --------
Revenue                                          $   247,050     228,880          8%            473,989      448,540          6%

Costs and Expenses
     Cost of Sales                                    85,247      78,182          9%            160,476      150,291          7%
     Operating and Administrative Expenses           119,168     111,296          7%            237,602      223,339          6%
     Amortization of Intangibles                       2,511       2,535         -1%              5,010        4,865          3%
                                                 -----------    ---------                     ----------    ---------
     Total Costs and Expenses                        206,926     192,013          8%            403,088      378,495          6%
                                                 -----------    ---------                     ----------    ---------

Operating Income                                      40,124      36,867          9%             70,901       70,045          1%
     Operating Margin                                  16.2%       16.1%                          15.0%        15.6%

Interest Expense and Other, Net                        1,560         612                          2,747        1,872
                                                 -----------    ---------                     ----------    ---------

Income Before Taxes                                   38,564      36,255          6%             68,154       68,173          0%

Provision for Income Taxes                            12,105      10,607                         21,811       20,725
                                                 -----------    ---------                     ----------    ---------

Net Income                                       $    26,459      25,648          3%             46,343       47,448         -2%
                                                 ===========    =========                     ==========    =========

Income Per Share
     Diluted                                     $      0.42        0.41          4%               0.74         0.75         -2%
     Basic                                       $      0.43        0.41                           0.76         0.77


Average Shares
     Diluted                                          62,548      63,176                         62,731       63,091
     Basic                                            61,054      61,891                         61,240       61,788



                            JOHN WILEY & SONS, INC.
                                SEGMENT RESULTS
                  FOR THE SECOND QUARTER AND SIX MONTHS ENDED
                           OCTOBER 31, 2004 AND 2003
                    (in thousands, except per share amounts)


                                                  Second Quarter Ended                    Six Months Ended
                                                      October 31,                             October 31,
                                         ---------------------------------------  -------------------------------------
                                            2004          2003         % Change     2004          2003        % Change
                                         ----------     --------       ---------  ---------     --------      ---------
Revenue
----------------------------------------
US Segment
     Professional/Trade                 $    89,089       86,531           3%       164,997      162,675           1%
     Scientific, Technical and Medical       46,696       42,694           9%        92,902       84,401          10%
     Higher Education                        40,675       37,674           8%        86,150       85,442           1%
                                         -----------    ---------                  ---------    ---------
Total US                                    176,460      166,899           6%       344,049      332,518           3%
European Segment                             67,725       60,018          13%       127,248      110,601          15%
Asia, Australia & Canada Segment             26,932       25,077           7%        50,398       48,473           4%
Intersegment Sales Eliminations             (24,067)     (23,114)          4%       (47,706)     (43,052)         11%
                                         -----------    ---------                  ---------    ---------
Total Revenue                           $   247,050      228,880           8%       473,989      448,540           6%
                                         ===========    =========                  =========    =========

Direct Contribution to Profit
----------------------------------------
US Segment
     Professional/Trade                 $    26,155       25,382           3%        41,706       43,570          -4%
     Scientific, Technical and Medical       21,397       20,503           4%        43,666       41,219           6%
     Higher Education                        12,392        9,935          25%        28,443       28,619          -1%
                                         -----------    ---------                  ---------    ---------
Total US                                     59,944       55,820           7%       113,815      113,408           0%
European Segment                             21,814       19,230          13%        40,508       34,652          17%
Asia, Australia & Canada Segment              5,813        5,480           6%         9,004        9,623          -6%
                                         -----------    ---------                  ---------    ---------
Total Direct Contribution to Profit          87,571       80,530           9%       163,327      157,683           4%

Shared Services and Administrative Costs
----------------------------------------
     Distribution                           (12,019)     (11,591)          4%       (23,758)     (22,852)          4%
     Information Technology & Development   (12,963)     (12,428)          4%       (25,232)     (24,229)          4%
     Finance                                 (7,901)      (7,189)         10%       (15,240)     (14,240)          7%
     Other Administration                   (14,564)     (12,455)         17%       (28,196)     (26,317)          7%
                                         -----------    ---------                  ---------    ---------
Total Shared Services and Admin. Costs      (47,447)     (43,663)          9%       (92,426)     (87,638)          5%

Operating Income                        $    40,124       36,867                     70,901       70,045
                                         ===========    =========                  =========    =========



                            JOHN WILEY & SONS, INC.
                   CONDENSED STATEMENTS OF FINANCIAL POSITION
                                 (in thousands)
                                                                                        October 31,
                                                                                --------------------------      April 30,
                                                                                    2004          2003            2004
                                                                                ----------     ---------       ---------
Current Assets
       Cash & cash equivalents                                           $         18,359        10,756          82,027
       Accounts receivable                                                        142,066       147,124         127,224
       Inventories                                                                 77,672        84,049          83,789
       Deferred income tax benefit                                                 18,041        27,482          18,113
       Other current assets                                                        11,638         9,047          12,853
                                                                                ----------     ---------     -----------
       Total Current Assets                                                       267,776       278,458         324,006
Product Development Assets                                                         59,231        61,353          60,755
Property and Equipment                                                            114,758       116,815         117,305
Intangible Assets                                                                 280,736       279,697         276,440
Goodwill                                                                          195,354       194,114         194,893
Deferred income tax benefit                                                        17,503        28,046          18,976
Other Assets                                                                       21,917        22,310          22,207
                                                                                ----------     ---------     -----------
       Total Assets                                                               957,275       980,793       1,014,582
                                                                                ==========     =========     ============
Current Liabilities
       Notes payable & current portion of long-term debt                              -          60,000             -
       Accounts and royalties payable                                              71,056        91,080          68,338
       Deferred subscription revenues                                              50,103        42,665         127,224
       Accrued income taxes                                                        30,352        28,962          19,338
       Deferred income taxes                                                        5,784           -             5,721
       Other accrued liabilities                                                   69,342        61,114          85,744
                                                                                ----------     ---------     ------------
       Total Current Liabilities                                                  226,637       283,821         306,365
Long-Term Debt                                                                    200,000       200,000         200,000
Accrued Pension Liability                                                          52,171        56,378          48,505
Other Long-Term Liabilities                                                        31,250        28,997          31,757
Deferred Income Taxes                                                              12,543        12,185          12,891
Shareholders' Equity                                                              434,674       399,412         415,064
                                                                                ----------     ---------     ------------
       Total Liabilities & Shareholders' Equity                            $      957,275       980,793       1,014,582
                                                                                ==========     =========     ============


                       CONDENSED STATEMENTS OF CASH FLOWS

                                                                                   Six Months Ended
                                                                                      October 31,
                                                                              ---------------------------
                                                                                 2004             2003
                                                                              ----------       ----------
Operating Activities
       Net income                                                      $        46,343           47,448
       Amortization of intangibles                                               5,010            4,865
       Amortization of composition costs                                        16,569           15,254
       Depreciation of property and equipment                                   15,123           13,720
       Other non-cash items                                                     28,850           25,030
       Change in deferred subscription revenue                                 (77,965)         (77,444)
       Net change in operating assets and liabilities                          (14,151)         (29,404)
                                                                              ----------       ----------
       Cash Provided by (Used for) Operating Activities                         19,779             (531)

Investing Activities
       Additions to product development assets                                 (28,255)         (26,305)
       Additions to property and equipment                                     (10,984)         (13,140)
       Acquisition of publishing assets, net of cash acquired                   (7,662)          (1,904)
                                                                              ----------       ----------
       Cash Used for Investing Activities                                      (46,901)         (41,349)

Financing Activities
       Borrowings of short-term debt                                                 -           60,000
       Repayment of long-term debt                                                   -          (35,000)
       Purchase of treasury shares                                             (30,657)          (2,486)
       Cash dividends                                                           (9,103)          (8,079)
       Proceeds from exercise of stock options                                   2,853            3,287
                                                                              ----------       ---------
       Cash (Used for) Provided by Financing Activities                        (36,907)          17,722

Effects of Exchange Rate Changes on Cash                                           361            1,673
                                                                              ----------       ----------

Decrease in Cash and Cash Equivalents for Period                       $       (63,668)         (22,485)
                                                                              ==========       ==========